Exhibit 4.7

AFFILIATED MANAGERS GROUP, INC.

2020 EQUITY INCENTIVE PLAN

1. PURPOSE

This 2020 Equity Incentive Plan (the “Plan”) has been established to advance the interests of the Company by providing for the grant to Participants of incentive Awards. The purpose of the Plan is to encourage and enable the officers, employees, directors (including Independent Directors) and other key persons (including consultants and advisors) of the Company upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

2. DEFINED TERMS

Exhibit A, which is incorporated by reference, defines certain terms used in the Plan and sets forth certain operational rules related to those terms.

3. ADMINISTRATION

a. The Administrator has discretionary authority, subject only to the express provisions of the Plan, to administer and interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; subject to Section 6(a)(iv)(1), accelerate at any time the exercisability or vesting of all or any portion of any Award or the lapsing at any time of any restrictions on transfer of all or any portion of any Award; determine the form of settlement of Awards (whether in cash, shares of Stock or other property); prescribe forms, rules and procedures relating to the Plan and Awards; and otherwise do all things necessary or desirable to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

b. The Administrator may, in its discretion, delegate (i) to one or more of its members (or one or more other members of the Board) such of its duties, powers and responsibilities as it may determine; (ii) to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards, but only with respect to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act; (iii) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 157(c) of the Delaware General Corporation Laws; and (iv) to such employees or other persons as it determines such ministerial tasks as it deems appropriate. To the extent required by Section 157(c) of the Delaware General Corporation Laws, any delegation with respect to the granting of Awards shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan. In the event of any delegation described in this paragraph, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

4. LIMITS ON AWARDS UNDER THE PLAN

a. Number of Shares. Subject to adjustment as provided in Section 7, the maximum number of shares of Stock that may be delivered upon satisfaction of Awards under the Plan shall be 4,500,000, with a maximum of 3,350,000 of such shares of Stock available for full value awards (i.e., Awards other than Stock Options or SARs, such as Restricted Stock Units). The aggregate number of shares of Stock that may be issued under all full value awards shall not exceed 3,350,000 shares. For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited (except as described below), cancelled or satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for delivery upon satisfaction of Awards under the Plan and, as applicable, shares reserved for full value awards. Any shares of Stock (i) tendered by Participants as full or partial payment to the Company upon exercise of Stock Options, (ii) reserved for issuance upon the grant of SARs to the extent the number of reserved shares exceeds the number of shares of Stock actually issued upon exercise of the SARs, (iii) repurchased by the Company using proceeds received by the Company upon exercise of Stock Options, (iv) underlying any Stock Option or SAR that is voluntarily forfeited, unless the Company’s stockholders have approved the adding back of such shares, or (v) withheld by, or otherwise remitted to, the Company in satisfaction of tax withholding requirements with respect to the Award shall not be added back to the shares of Stock available for issuance under the Plan. Up to the total number of shares of Stock issuable under the Plan may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. The limits set forth in this Section 4(a) will be construed to comply with Section 422.

b. Substitute Awards. The Administrator may grant Substitute Awards under the Plan. To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), Stock delivered under the Plan in respect of Substitute Awards will be in addition to and will not reduce the number of shares available for Awards under the Plan set forth in Section 4(a), but, notwithstanding anything in Section 4(a) to the contrary, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance of Stock, the shares of Stock previously subject to such Award will not be available for future grants under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all, provided, however, that Substitute Awards will not be subject to the limits described in Section 4(d) below.

c. Type of Shares. Stock delivered by the Company under the Plan may be (i) authorized but unissued Stock or (ii) previously issued Stock acquired by the Company. No fractional shares of Stock shall be issued under the Plan, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

d. Director Limits. The maximum grant date fair value of Awards granted to any Eligible Director in any calendar year calculated in accordance with the Accounting Rules, assuming a maximum payout, may not exceed $500,000. The limitation in this Section 4(d) will not apply to any Award or shares of Stock granted pursuant to an Eligible Director’s election to receive an Award or shares of Stock in lieu of cash retainers or other fees (to the extent such Award or shares of Stock have a fair value equal to the value of such cash retainers or other fees).

5. ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those officers, employees, directors (including Eligible Directors) and other key persons (including consultants and advisors) of the Company and its Affiliates who are responsible for or contribute to the management, growth or profitability of the Company and its Affiliates; provided, that, subject to such express exceptions, if any, as the Administrator may establish, eligibility shall be further limited to those persons as to whom the use of a Form S-8 registration statement is permissible.

6. RULES APPLICABLE TO AWARDS

a. All Awards.

i. Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to agree to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

ii. Term of Plan. No Awards may be made after ten (10) years from the date on which the Plan is approved by the Company’s stockholders, but previously granted Awards may continue beyond that date in accordance with their terms.

iii. Transferability. No Awards may be transferred other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in an Award agreement that the Participant may transfer, without consideration for the transfer, an Award to members of his immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners; provided, that the transferee (and, as required by the Administrator, the beneficiaries, partners or members of such transferee) agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award agreement.

iv. Vesting, etc. The Administrator shall determine the time or times at which an Award will vest and the terms on which a Stock Option or SAR remains exercisable, subject to Section 8.

(1) No Award shall vest or become exercisable prior to the first anniversary of the date of grant. Notwithstanding the foregoing, (a) the Administrator may, upon the Participant’s cessation of Employment due to death or disability, accelerate the exercisability or vesting of all or any portion of any Award or the lapsing at any time of any restrictions on transfer of all or any portion of any Award within the minimum vesting period specified in the preceding sentence and (b) a number of shares of Stock not exceeding five (5) percent of the number of shares of Stock that may be delivered in satisfaction of Awards may be delivered in satisfaction of Awards that are not subject to the minimum vesting period specified in the preceding sentence.

(2) Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(A) Except as provided in (B), (C) and (D) below, immediately upon the cessation of the Participant’s Employment, all Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.

(B) Subject to (C) and (D) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of ninety (90) days or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(iv), and will thereupon immediately terminate.

(C) Subject to (D) below, all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s cessation of Employment due to death or disability, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or disability, or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D) All Stock Options and SARs (whether or not exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause.

v. Taxes.

(1) Payment by Participant. Each Participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the Participant for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. The Company’s obligation to issue Stock to any Participant under the Plan is subject to and conditioned on tax obligations being satisfied by the Participant.

(2) Payment in Stock. Unless otherwise set forth in an Award agreement, a Participant may elect to have the applicable tax withholding obligation satisfied to the maximum extent consistent with equity accounting treatment, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate fair market value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the Participant with an aggregate fair market value (as of the date the withholding is effected) that would satisfy the withholding amount due.

vi. Dividend Equivalents, etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to, or deliverable in satisfaction of, the vested portion of an Award, other than Stock Options or SARs. The payment of dividend or dividend equivalents on Stock Options or SARs is prohibited. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A.

vii. Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan, subject to any restrictions on such Shares that are set forth in the applicable Award agreement or under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

viii. Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. Shares of Stock available for issuance under the Plan may also be used to settle awards made under other compensatory plans or programs of the Company or its Affiliates. For the avoidance of doubt, all shares delivered under the Plan (other than shares delivered in respect of Substitute Awards) shall reduce the number of shares of Stock thereafter available under the Plan in accordance with the rules set forth in Section 4(a).

ix. Section 409A. Awards under the Plan are intended either to be exempt from the rules of Section 409A or to satisfy those rules, and shall be construed accordingly. Granted Awards may be modified at any time, in the Administrator’s discretion, so as to increase the likelihood of exemption from or compliance with the rules of Section 409A.

x. Certain Requirements of Corporate Law. Awards shall be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

xi. Trading Policy Restrictions. Awards under the Plan shall be subject to the Company’s Insider Trading Policy and Procedures, as such may be amended and/or restated from time to time, and/or in accordance with any other applicable policies set by the Administrator, from time to time.

b. Stock Options and SARs.

i. Any Stock Option or SAR granted under the Plan shall be in such form as the Administrator may from time to time approve. Stock Options and SARs granted pursuant to this Plan shall be subject to the following terms and conditions set forth in this Section 6(b) and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. Stock Options granted under the Plan may be either ISOs or NSOs. ISOs may be granted only to employees of the Company or any Affiliate that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Stock Option does not qualify as an ISO, it shall be deemed a NSO. Eligibility for Stock Options, other than ISOs, and SARs is limited to employees, directors and other service providers of the Company and its Affiliates who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Treas. Regs. §1.409A-1(b)(5)(iii)(E).

ii. Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the Administrator receives notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by any payment required under the Award. Any attempt to exercise a Stock Option or SAR by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

iii. Payment of Exercise Price. Where the exercise of an Award is to be accompanied by payment, unless otherwise provided in the Award agreement, payment of the exercise price must be in cash, or by certified or bank check or other instrument acceptable to the Administrator, or, if legally permissible:

(1) Through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise deliverable upon exercise, in either case, that have a Fair Market Value equal to the exercise price;

(2) Through a broker-assisted exercise program acceptable to the Administrator;

(3) By other means acceptable to the Administrator; or

(4) By any combination of the foregoing permissible forms of payment.

The delivery of previously acquired shares in payment of the exercise price under clause (1) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe. The issuance of shares of Stock upon the exercise of a Stock Option will be contingent upon receipt from the Participant (or a purchaser acting in his stead in accordance with the provisions of the Award agreement and the Plan) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award agreement, the Plan or any applicable provision of law. In the event a Participant chooses to pay the purchase price by delivery of previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Participant upon the exercise of the Stock Option shall be net of the number of shares attested to.

iv. Exercise Price. The exercise price per share for the Stock covered by a Stock Option or SAR shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten (10) percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an ISO is granted to such employee, the option price of such ISO shall be not less than 110 percent of the Fair Market Value on the grant date.

v. Term. The term of each Stock Option or SAR shall be fixed by the Administrator, but no such Award shall be exercisable more than ten (10) years after the date such Award is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten (10) percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an ISO is granted to such employee, the term of such option shall be no more than five (5) years from the date of grant.

vi. Exercisability; Rights of a Stockholder. Stock Options and SARs shall become exercisable at such time or times and any Stock issued or issuable thereunder shall become free of any restrictions on transfer, whether or not in installments, as shall be determined by the Administrator at or after the grant date. Participants shall have the rights of a stockholder (including with respect to any dividends) only as to shares acquired upon the exercise of a Stock Option or SAR, subject to any applicable restrictions on transfer on the issued Stock, and not as to any unexercised Stock Option or SAR.

vii. No Repricing or Cash Buyouts. The Company may not, without obtaining stockholder approval, (A) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Awards, (B) cancel outstanding Stock Options or SARs in exchange for Awards with an exercise price or base value that is less than the exercise price or base value of the original Awards, or (C) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

viii. Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which ISOs granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by a Participant during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a NSO.

7. EFFECT OF CERTAIN TRANSACTIONS

a. Mergers, etc. Except as otherwise provided in an Award, the following provisions shall apply in the event of a Covered Transaction:

i. Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the acquiring or surviving entity may provide for the assumption of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

ii. Cash-Out of Awards. If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing) and an acquiring or surviving entity has not provided for the assumption or substitution of awards, then subject to Section 7(a)(v) below the Administrator shall provide for payment (a “cash-out”), with respect to all Awards, equal in the case of each affected Award or portion thereof to: (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award or such portion, minus (B) in the case of a Stock Option or SAR, the applicable exercise price or base price of the Award, respectively, on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; provided, that this Section 7(a)(ii) shall not be given effect with respect to an Award or portion thereof providing for “nonqualified deferred compensation” subject to Section 409A in a manner that would constitute an extension or acceleration of, or other change in, payment terms if such change would be inconsistent with the applicable requirements of Section 409A. Each Award will terminate upon consummation of the Covered Transaction, other than Awards assumed pursuant to Section 7(a)(i) above, Awards converted pursuant to the proviso in Section 7(a)(iii) below into an ongoing right to receive payment other than Stock, and outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 7(a)(iv) below.

iii. Acceleration of Certain Awards. To the extent the acceleration or cash-out of any Award subject to Section 409A would cause the Award to fail to satisfy the requirements of Section 409A, the Award shall not be accelerated and the Administrator in lieu thereof shall take such steps as are necessary to ensure that payment of the Award is made in a medium other than Stock and on terms that as nearly as possible, but taking into account adjustments required or permitted by this Section 7, replicate the prior terms of the Award.

iv. Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(ii) or (iii) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(ii) above shall not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged, or otherwise paid in respect of such Restricted Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

b. Changes in and Distributions with Respect to Stock.

i. Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator shall make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and shall also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted and any other provision of Awards affected by such change.

ii. Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(i) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(i), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the requirements of Section 409A where applicable.

iii. Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8. CHANGE OF CONTROL PROVISIONS

a. Except as otherwise provided in an applicable Award agreement, in the event of termination of a Participant’s Employment by the Company without Cause (as defined in the applicable Award agreement) or termination of the Participant’s Employment by the Participant for Good Reason (as defined in the applicable Award agreement), in either case occurring within the two-year period following a Change of Control (as defined in this Section 8), each then outstanding Award granted under the Plan and held by such Participant shall automatically become fully vested and exercisable and free of any restrictions on transfer.

b. For purposes of the Plan, “Change of Control” shall mean the occurrence of any one of the following events:

i. any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any of its Affiliates, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its Affiliates), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or

ii. the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50 percent or more of the voting shares of the corporation (or other business entity) issuing cash or securities in the consolidation or merger (or of its ultimate parent, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company or (C) the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred for purposes of the foregoing subsection (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 25 percent or more of the combined voting power of all then outstanding Voting Securities; provided, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend or similar transaction, or as a result of an acquisition of securities directly from the Company), then a “Change of Control” shall be deemed to have occurred for purposes of the foregoing subsection (i).

9. LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to delivery of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

10. AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose that may at the time be permitted by law, including for the purpose of satisfying applicable law (including, without limitation, Section 10D of the Exchange Act), and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the grant of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements, including, without limitation, if and to the extent determined by the Administrator to be required by the Code to ensure that ISOs granted hereunder are qualified under Section 422), as determined by the Administrator.

11. OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

12. MISCELLANEOUS

a. Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

b. Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

13. ESTABLISHMENT OF SUB-PLANS

The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board will establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board deems necessary or desirable. All supplements adopted by the Board will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction, and the Company will not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

14. GOVERNING LAW

Except as otherwise provided by the express terms of an Award agreement or under a sub-plan described in Section 13, the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

15. EFFECTIVE DATE OF PLAN

This Plan is effective as of June 9, 2020.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator”: The Compensation Committee.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code.

“Award”: Any or a combination of the following:

(i) Restricted Stock.

(ii) Unrestricted Stock.

(iii) Stock Units, including Restricted Stock Units.

(iv) Performance Awards.

(v) Stock Options, including NSOs and ISOs.

(vi) SARs.

“Board”: The Board of Directors of the Company.

“Cause”: If “Cause” is defined in an employment agreement between the Company or an Affiliate and the Participant, then such definition of “Cause” shall apply. In all other circumstances, except as otherwise provided in an applicable Award agreement, “Cause” shall mean: (a) The Participant’s engagement in any criminal act which is or involves a serious felony offense, a violation of federal or state securities laws (or equivalent laws of any country or political subdivision thereof), embezzlement, fraud, wrongful taking or misappropriation of property, or theft or any other crime involving dishonesty; (b) the Participant’s willful or grossly negligent failure to perform duties owed to the Company or an Affiliate; (c) the Participant’s willful violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Company or any of its subsidiaries or Affiliates is a member; or (d) the Grantee’s willful violation of any Company policy or any applicable policy of any of its subsidiaries or Affiliates concerning confidential or proprietary information, or material violation of any other Company or applicable subsidiary or Affiliate policy or written agreement as in effect from time to time. The determination as to whether “Cause” has occurred shall be made by the Administrator. The Administrator shall also have the authority to waive the consequences under the Plan of the existence or occurrence of any of the events, acts or omissions constituting “Cause.” If, subsequent to the Participant’s termination of Employment for other than Cause, it is determined that the Participant’s Employment could have been terminated for Cause, the Participant’s Employment shall be deemed to have been terminated for Cause retroactively to the date the events giving rise to such Cause occurred.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”: A committee of not less than two Independent Directors, which may be a subcommittee of the Board. Each member of the Compensation Committee shall be a “non-employee director” within the meaning of Rule 16b-3(b)(3)(i) promulgated under the Exchange Act, or any successor definition under said rule.

“Company”: Affiliated Managers Group, Inc.

“Covered Transaction”: A consolidation or merger or a sale, lease, exchange or other transfer of all or substantially all of the assets of the Company in which outstanding shares of Stock are exchanged for securities, cash or other property of an unrelated corporation (or other business entity) or a liquidation of the Company.

“Eligible Director”: A member of the Board who is not employed (other than as a member of the Board) by the Company or by any Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and/or its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates. Notwithstanding the foregoing and the definition of “Affiliate” above, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election shall be deemed a part of the Plan.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Fair Market Value”: As of a particular date, (i) the closing price for a share of Stock reported on the New York Stock Exchange (or any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.

“Independent Director”: A member of the Board who satisfies the independence standards of the New York Stock Exchange listing standards (or any other national securities exchange on which the Stock is then listed).

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO.

“NSO”: A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: A grant subject to Performance Criteria.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. The Administrator may provide that one or more of the Performance Criteria applicable to an Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions, dispositions or issuances of stock (excluding issuances in connection with the settlement of employee equity awards)) occurring during the Performance Period that affect the applicable Performance Criterion or Criteria.

“Performance Period”: A period of at least a full fiscal year of the Company.

“Plan”: The Affiliated Managers Group, Inc. 2020 Equity Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified performance or other vesting conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code and the regulations thereunder.

“Section 422”: Section 422 of the Code.

“Stock”: Common Stock of the Company, par value $0.01 per share.

“Stock Option”: Any option to purchase shares of Stock granted pursuant to Section 6(b) of the Plan.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of such Stock in the future.

“Substitute Awards”: Awards issued under the Plan in substitution for equity awards held by employees, consultants or other service providers of an acquired company that are converted, replaced or adjusted in connection with the acquisition or other transaction.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.